Company Contact:
Valerie V. Vekkos Investor Relations (760) 438-4004 ir@xenonics.com

Xenonics Reports Fiscal 2006 Second Quarter Results

CARLSBAD, CALIFORNIA — May 11, 2006 — XENONICS HOLDINGS, INC. (AMEX:XNN) today announced financial results for the second quarter of fiscal 2006.

For the three months ended March 31, 2006, revenue was $718,000 compared to $80,000 for the second quarter of fiscal 2005. The net loss for this year’s second quarter was $682,000, or $0.04 per share. This compares to net loss of $1,404,000, or $0.10 per share, for the same period of the prior year.

For the six months ended March 31, 2006, revenue was $1,638,000. This compares to $830,000 for the first six months of fiscal 2005. The net loss for the first half of this year was $1,608,000, or $0.10 per share. This compares to net loss of $1,829,000, or $0.13 per share, for the same period of the prior year.

“Xenonics has positioned itself to provide our illumination systems to newly developed military programs and to be part of the future of the military services. We are aggressively pursuing opportunities internationally as well as nationally.

Homeland Security and border control are major opportunities. The Digital Viewing System, which we expect to have a major impact in the security and law enforcement market, will be introduced during our next quarter. I believe our company is now on the threshold of success and the shareholder value we have envisioned will follow” said Richard Naughton, CEO.

About Xenonics

Xenonics develops and produces advanced, lightweight and compact ultra-high intensity lighting products for military, law enforcement, public safety, and commercial and private sector applications. Currently, NightHunters are in use by every branch of the U.S. Armed Forces as well as a wide variety of law enforcement and security agencies. Using its breakthrough patented technology, Xenonics provides innovative solutions for customers that demand the ability to see farther so that they can do their job better and safer. Xenonics’ products deliver a quantum leap in performance over other illumination technologies and represent the next generation in small, high intensity, high efficiency lighting systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

This new release contains forward-looking statements that reflect our management’s current views about future events and financial performance.  Forward-looking statements often contain words such as “expects,” “anticipates,” “intends,” “believes” or “will.”  Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements.  Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, the adverse effect of competition, delays in the production or shipment of our products and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB and quarterly report on Form 10-QSB.  The forward-looking statements in this news release are made only as of the date of this news release.  We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

(tables attached)

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CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
	2006	2005
in thousands, except per share amounts	(unaudited)
Assets

Current assets:
Cash	$264	$890
Accounts receivable, net	216	213
Inventories, net	897	1,206
Other current assets	80	82

Total Current Assets	1,457	2,391

Equipment, furniture and fixtures,	48	50
Other non-current assets	25	25

Total Assets	$1,530	$2,466
Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$609	$608
Accrued consulting fees	366	—
Accrued payroll and related taxes	102	86
Other current liabilities	8	6
Total Current Liabilities	1,085	700
Commitments and contingencies (Note 14)

Shareholders’ equity:
Preferred shares, $0.001 par value, 5,000 shares
authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000 shares
authorized as of March 31, 2006 and September 30,
2005, respectively; 15,686 shares issued and
15,573 outstanding as of March 31, 2006 and
September 30, 2005, respectively	16	16
Additional paid-in capital	14,828	14,541
Accumulated deficit	(14,093)	(12,485)

	751	2,072
Less treasury stock, at cost, 113 shares as of
March 31, 2006 and September 30, 2005	(306)	(306)
Total Shareholders' Equity	445	1,766

Total Liabilities and Shareholders' Equity	$1,530	$2,466

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three months ended		Six months ended
	March 31,		March 31,
	2006	2005	2006	2005
in thousands, except per share amounts	(unaudited)		(unaudited)
Revenues	$718	$80	$1,638	$830

Cost of goods sold	408	61	953	486

Gross profit	310	19	685	344

Selling, general and administrative	915	1,091	2,060	1,972
Engineering, research and development	72	118	231	224

Loss from operations	(677)	(1,190)	(1,606)	(1,852)

Other income/(expense), net:
Interest income	2	6	5	13
Interest expense	(2)	(1)	(2)	(1)
Other expense	(3)	1	(3)	1

Loss before provision for income taxes	(680)	(1,184)	(1,606)	(1,839)
Income tax provision	2	230	2	-

Net loss before minority interest	(682)	$(1,414)	(1,608)	$(1,839)

Minority interest	—	(10)	—	(10)

Net loss	$(682)	$(1,404)	$(1,608)	$(1,829)

Net loss per share:
Basic and diluted	(.04)	(.10)	(.10)	(.13)

Weighted average shares outstanding:

Basic and diluted	15,573	14,793	15,573	14,519